Exhibit 107
Calculation of Filing Fee Table
424(b)(7)
(Form Type)
Dynatrace, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(r)	17,250,000	$46.77	$806,782,500	$0.00011020	$88,907.44
Total Offering Amounts							$88,907.44
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$88,907.44
(1)Includes 2,250,000 shares of common stock that may be purchased by the underwriter upon the exercise of its option to purchase additional shares.
(2)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on February 7, 2023.
(3)Calculated in accordance with Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (No. 333-240287), in accordance with Rules 456(b) and 457(r) under the Securities Act.